Exhibit 99.1

For Immediate Release	NEWS RELEASE

CONTACTS:

Investors:	Tu Diep, OncoSec Medical 855-OncoSec (1-855-662-6732) investors@oncosec.com
Media:	Jeff Richardson, Richardson & Associates 805-491-8313 jeff@richardsonglobalpr.com

OncoSec Closes $3.0 Million Private Placement

SAN DIEGO, Ca, June 27, 2011 — OncoSec Medical Incorporated (OTCBB: ONCS), which is developing its advanced-stage ElectroOncology therapies to treat solid tumor cancers, announced today the closing of the sale to institutional investors of an aggregate of 4,000,000 shares of its common stock at $0.75 per share in a private placement.  Additionally, investors received Series A Warrants to purchase up to 4,000,000 shares of common stock at an exercise price of $1.20 per share for a term of five years, Series B Warrants to purchase up to 4,000,000 shares of common stock at an exercise price of $0.75 per share for a term of between eight and nineteen months, and Series C Warrants that vest proportionally upon exercise of the Series B Warrants and provide the holder with the right to purchase up to 4,000,000 shares of common stock at an exercise price of $1.20 per share for a term of five years. In connection with the transaction, within 30 days of the closing, OncoSec has agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares issued at closing and the shares of common stock issuable upon exercise of the warrants.

The gross proceeds of the offering were $3 million and net proceeds, after deducting the placement agent’s fee and estimated offering expenses payable by OncoSec, were approximately $2.79 million.

OncoSec intends to use proceeds from the offering for further development of its ElectroOncology therapies to treat cancers, clinical studies, and general corporate purposes.

About OncoSec Medical Inc.

Oncosec Medical (OTCBB: ONCS) develops novel ElectroOncology therapies that combine its proprietary electroporation delivery technology with a chemotherapeutic or novel DNA-based immunotherapeutics. Targeted local delivery of these agents is designed to achieve selective destruction of cancerous tumors while sparing healthy normal tissue, resulting in improved functional, cosmetic and quality of life outcomes. These therapies have achieved validating safety and efficacy data in early and late stage clinical studies of over 400 cancer patients. OncoSec’s clinical programs include three Phase II clinical trials. More information is available at www.oncosec.com.

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This press release contains forward looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward looking statements.” Forward looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties which may cause our results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include, without limitation, our ability to acquire, develop or commercialize new products and our existing technology, uncertainties inherent in pre-clinical studies and clinical trials, unexpected new data, safety and technical issues, our need for additional capital to fund future operations, competition and market conditions. These and additional risks and uncertainties are more fully described in OncoSec’s filings with the Securities and Exchange Commission. Undue reliance should not be placed on forward looking statements which speak only as of the date they are made. OncoSec disclaims any obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

OncoSec Medical Incorporated • 4690 Executive Drive, Suite 250 • San Diego, California 92121

Telephone: (855) 662-6732 • Fax: (858) 430-3832